Exhibit 3.23
ARTICLES OF INCORPORATION
OF
GEFEN, INC.
I. NAME
The name of this corporation is GEFEN, INC.
II. PURPOSE
The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California Corporations Code.
III. AGENT FOR SERVICE OF PROCESS
The name and address in the State of California for this corporation’s initial agent for service of process is:
MARK HENRY SHAFRON
16133 Ventura Boulevard, Suite 700
Encino, California 91436-2440
IV. CLASS AND AUTHORIZED NUMBER OF SHARES
This corporation is authorized to issue only one (1) class of shares of stock which shall be designated as “common shares”, and the total number of shares of stock which this corporation is authorized to issue is twenty-five thousand (25,000).

V. NUMBER OF SHAREHOLDERS
This corporation’s issued shares shall be held of record by not more than ten (10) persons. This corporation is a close corporation.
Dated:  12/28/98

/s/ Hagai Gefen HAGAI GEFEN
I hereby declare that I am the person who executed the foregoing Articles of Incorporation, which execution is my act and deed.

/s/ Hagai Gefen HAGAI GEFEN